EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CHARMING SHOPPES ANNOUNCES COMPLETION OF SALE OF NON-CORE MISSES APPAREL CATALOGS TO ORCHARD BRANDS

Bensalem, PA, September 18, 2008 - Charming Shoppes, Inc. (Nasdaq: CHRS) a leading multi-brand, multi-channel specialty apparel retailer specializing in women's plus-size apparel, today announced the completion of the sale of its non-core misses apparel catalogs to Orchard Brands.

On August 25, 2008, the Company announced that it had entered into a definitive agreement to sell its non-core misses apparel catalogs to Orchard Brands, a portfolio company of Golden Gate Capital. The transaction includes the following catalog titles and their associated e-commerce sites: Old Pueblo Traders, Bedford Fair, Willow Ridge, Lew Magram, Brownstone Studio, Intimate Appeal, Monterey Bay Clothing Company and Coward Shoe. Under the terms of the agreement, Orchard Brands paid approximately $35 million in cash for the non-core misses apparel catalogs.

Commenting on the closing of the sale, Alan Rosskamm, Chairman of the Board of Directors and Interim Chief Executive Officer of Charming Shoppes, Inc., said, “The sale of our non-core catalogs is a key step in our strategy to focus on our core brands — Lane Bryant, Fashion Bug and Catherines — to better leverage our leading market share in women’s plus-size apparel.”

About Charming Shoppes, Inc.

At August 2, 2008, Charming Shoppes, Inc. operated 2,359 retail stores in 48 states under the names LANE BRYANT®, FASHION BUG®, FASHION BUG PLUS®, CATHERINES PLUS SIZES®, LANE BRYANT OUTLET®, and PETITE SOPHISTICATE OUTLET®. Additionally, the Company operates the following direct-to-consumer titles: Lane Bryant Woman™, Figi's®, and shoetrader.com. Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

About Orchard Brands

A portfolio company of Golden Gate Capital, Orchard Brands is a leading, multi-channel marketer of apparel and home products focused on serving the needs of the rapidly growing market segment of women and men above the age of fifty-five. With more than $1 billion of revenues, Orchard Brands provides quality products to consumers through the direct channels of catalog, Internet and retail, with a relentless focus on delivering superior service. Orchard Brands consists of the brands Appleseed's, Blair, Draper's & Damon's, Gold Violin, Haband, Norm Thompson, Sahalie, Solutions, Tog Shop, and WinterSilks.

Safe Harbor Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the sale of non-core assets, the Company's operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the failure to effectively execute transitional services with Orchard Brands, the failure to consummate our identified strategic solution for our other non-core assets, the failure to effectively implement our planned consolidation, cost and capital budget reduction plans, the failure to implement the Company's business plan for increased profitability and growth in the Company's retail stores and direct-to-consumer segments, adverse changes in costs, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2008, the Company’s Quarterly Reports on Form 10-Q and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Vice President, Investor Relations
(215) 638-6955